FEE WAIVER AGREEMENT
     By this Agreement, Vantagepoint Transfer Agents, LLC (“VTA”) agrees to waive and/or reimburse, on the terms and subject to the conditions set forth herein, certain fees charged by VTA to certain separate series of The Vantagepoint Funds (the “Fund”) pursuant to the Transfer Agency and Administrative Services Agreement between The Vantagepoint Funds and VTA (“Transfer Agent Agreement”).
1.	Series and Classes Covered by Fee Waiver. This fee waiver shall apply to each of the following series and classes of the Fund:

Series	Class
Vantagepoint Broad Market Index Fund	T shares
Vantagepoint 500 Stock Index Fund	T shares
Vantagepoint Small/Mid Company Index Fund	T shares
Vantagepoint Overseas Equity Index Fund	T shares
Vantagepoint Core Bond Index Fund	T shares
2.	Amount of Fee Waiver. The amount of fees waived pursuant to this Agreement shall be 0.05% of the current 0.10% annual fee rate for T shares of the above Index Funds as set forth in Appendix A of the Transfer Agent Agreement.

3.	Term of Waiver. This fee waiver shall be in effect until (a) April 30, 2014 or (b) such later date as VIA may from time to time notify to the Board, in writing. For so long as this fee waiver remains in effect, VIA shall inform the Board annually and in writing whether it intends to continue or discontinue the waiver, in whole or in part, as to the Fund at the time of the Board’s annual consideration of the renewal of the Transfer Agent Agreement.

4.	Effective Date: The effective date of this Agreement shall be March 1, 2013.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, VTA has caused this Agreement to be executed by its duly authorized officer, as of this                      day of                     .
VANTAGEPOINT TRANSFER AGENTS, LLC

By:
Angela Montez
Assistant Secretary

Approved By:
Elizabeth Glista
Treasurer
Acknowledged by:
THE VANTAGEPOINT FUNDS

By:
Angela Montez
Secretary

Approved By:
Elizabeth Glista
Treasurer

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